Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Terminates Long-Term Lease Obligation

Transaction Substantially Reduces Long-term Overhead Costs

SAN DIEGO (August 10, 2009) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has entered into a lease termination agreement for its corporate facility in San Diego. Under the terms of the agreement, Ligand will pay a termination fee of $14.3 million as follows: $4.5 million upon signing, $4.5 million in July 2010 and $5.3 million in April 2011. In addition, Ligand entered into a new lease for a period of 27 months commencing October 2009, for premises consisting of office and lab space located in San Diego to serve as its new corporate headquarters.

On an annual basis, Ligand is currently paying approximately $4.5 million in total costs to lease and operate its current facility. Allowing for rate increases, over the remaining life of the lease through November 2021, Ligand would have paid approximately $65 million to lease and operate its current corporate facility. As a result of entering into the lease termination agreement, Ligand will terminate its current lease and eliminate the related long-term liability. Under Ligand’s new lease agreement, the Company will incur approximately $1.5 million in total costs per year to lease and operate its new corporate facility.

“This is an outstanding result for Ligand, both in terms of the amount of money the Company stands to save and also in terms of our ability to complete this transaction in this very difficult real estate market,” said John L. Higgins, President and Chief Executive Officer of Ligand. “Ligand continues to operate with intense focus on cost management as the Company downsizes from its much larger operations from years ago. While in the short-term we will make cash payments for the lease buyout, this transaction will reduce our annual facility expenses and pull forward the timing of Ligand potentially turning cash-flow positive on an operating basis.”

Financial Outlook

As an update to the guidance provided with the Company’s second quarter 2009 financial results and in view of the upfront payment of $4.5 million for the lease buyout announced today, the Company currently projects finishing 2009 with more than $40 million in cash. The Company currently expects expenses for 2010 to be in the range of $30 million to $35 million reflecting lower leasehold expenses. Given the Company’s revenue outlook for 2010, the Company currently projects that the business will be cash flow neutral on an operating basis in 2010.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not reduce annual expenses and we may not turn cash-flow positive on an operating basis. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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